EXHIBIT 16.1

May 8, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Jufeel International Group

Commissioners:

We have read the statements made by Jufeel International Group under Item 4.01 of its Form 8-K/A dated May 8, 2019. We agree with the statements concerning our Firm in such Form 8-K/A. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Marcum Bernstein & Pinchuk LLP